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Exhibit 9(a)(xv)


November 19, 2002

Mr. Lynn L. Anderson
President and Chairman of the Board
SSgA Funds
909 A Street
Tacoma, WA  98402

Dear Mr. Anderson:

SSgA Funds (the "Fund") and State Street Bank and Trust Company (the "Transfer Agent") are parties to an agreement dated as of April 11, 1988 (the "Agreement") under which the Transfer Agent performs certain transfer agency and/or record-keeping services for the Fund. In connection with the enactment of the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively, the "PATRIOT Act"), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the PATRIOT Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognize the importance of complying with the PATRIOT Act and the Fund has adopted a written anti-money laundering program, which is designed to satisfy the requirements of the PATRIOT Act, (the "Fund's Program");

WHEREAS, the PATRIOT Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the fund's anti-money laundering program; and

WHEREAS, the Fund desire to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund's Program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

   1.    DELEGATION; DUTIES

   1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund's Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.

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Mr. Lynn L. Anderson
November 19, 2002
Page 2.


   1.2 The Transfer Agent agrees to perform such delegated duties, with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

   2.    CONSENT TO EXAMINATION

   2.1 In connection with the performance by the Transfer Agent of the above-delegated duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Fund may also engage the services of a third party ("agent") to review its anti-money laundering and know your customer policies and procedures and as a necessary part thereof may request that such agent examine or inspect the records maintained by the Transfer Agent for the Fund. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and Fund's agent in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners and Fund's agent.

   3.    LIMITATION ON DELEGATION.

   3.1 The Fund acknowledges and agrees that in delegating the duties hereunder to the Transfer Agent, the Transfer Agent is agreeing to perform only those aspects of the Fund's Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the PATRIOT Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

   4.    EXPENSES.

   4.1 In consideration of the performance of the foregoing duties, the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties. Transfer Agent agrees to provide the Fund with thirty (30) days prior notice of such fees. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

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   5.    MISCELLANEOUS.

   5.1 Transfer Agent agrees that if any modification or amendment regarding its duties under this Agreement should become desired by the Fund due to any new or amended US federal regulatory requirements applicable to the Fund, such modification or amendment shall be made as soon as agreed to by the Transfer Agent and the Fund (including with respect to any additional fees and expenses) at the request of the Fund. .

   5.2 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

   5.3. Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

Witnessed By:                         STATE STREET BANK AND TRUST COMPANY

/s/ Illegible                         By: /s/ Joseph L. Hooley
             ---------------------         Joseph L. Hooley
                                           Executive Vice President
Name:
     ------------------------

Title: Vice President


Witnessed By:                         SSgA FUNDS


/s/ Carla L. Anderson                 By: /s/ Lynn L. Anderson

Name: Carla L. Anderson               Name: Lynn L. Anderson

Title: Assistant Secretary            Title: President and Chairman of the Board

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                                    EXHIBIT A

                                DELEGATED DUTIES

With respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

     - Submit all financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") database and the Securities and Exchange Commission ("SEC") Control Lists.

     - Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

     -    Review wires sent to banking instructions other than those on file.

     - Review a shareholder's account for unusual activity when purchases and redemptions by the shareholder (based on social security number within the Funds) reach the $100,000 threshold that has been set on the "Unusual Activity Warning System."

     - Review accounts to identify those established by known offenders attempting fraud and once identified, freeze such accounts.

     - Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file Form 8300 as necessary.

     -    File suspicious activity reports as necessary.

In the event that the Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a suspicious activity report, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.


STATE STREET BANK AND TRUST           SSgA FUNDS
COMPANY


By: /s/ Joseph L. Hooley              By: /s/ Lynn L. Anderson
     Joseph L. Hooley
     Executive Vice President         Name: Lynn L. Anderson

                                      Title: President and Chairman of the Board


Date: November 19, 2002

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